SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:    April 1, 2005

DUPONT PHOTOMASKS, INC.

(Exact name of registrant as specified in its charter)

000-20839
(Commission File Number)
Delaware		74-2238819
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

131 OLD SETTLERS BLVD. ROUND ROCK, TEXAS 78664
(Address of principal executive offices, with zip code)

(512) 310-6500
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

As previously disclosed, on October 5, 2004, DuPont Photomasks, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Toppan Printing Co., Ltd. (“Toppan”) and Toppan Corporation, a wholly owned subsidiary of Toppan (“Merger Sub”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”).

Supplemental Indenture

In connection with preparing for the completion of the Merger, the Company executed and delivered to JPMorgan Chase Bank, National Association (the “Trustee”) a Supplemental Indenture dated as of April 4, 2005 (the “Supplemental Indenture”), in accordance with the Indenture dated as of May 5, 2003 (the “Indenture”) between the Company and the Trustee providing for the issuance of the Company’s 1.25% Convertible Subordinated Notes due May 15, 2008 (the “Notes”).  The Supplemental Indenture provides that upon conversion of the Notes after the completion of the Merger, the holders of the Notes will receive US$27 in cash, without interest, in lieu of each share of common stock of the Company to which such holder otherwise would have been entitled upon conversion.  A copy of the Supplemental Indenture is attached as Exhibit 4.2.

Memorandum of Understanding

Also as previously disclosed, on October 8, 2004, a putative class action lawsuit was filed in the District Court of Travis County, Texas against the Company and its directors relating to the proposed acquisition of the Company by Toppan.  On April 1, 2005, the Company entered into a memorandum of understanding with counsel for the plaintiff, setting forth the terms on which the parties would be willing to settle the lawsuit.  The Company and its directors continue to deny the allegations made by the plaintiff, and continue to believe that the Merger is in the best interests of the Company’s shareholders.  At the special meeting of stockholders held on March 28, 2005, the Company’s stockholders adopted the Merger Agreement.  Approximately 99.9% of the shares represented and voting at the meeting voted in favor of adoption of the Merger Agreement.

Notwithstanding their belief that the allegations are without merit, the Company and its directors concluded that it would be expedient to settle the claims asserted in the lawsuit.  The memorandum recites, inter alia: that certain additional information was provided in the final Proxy Statement concerning the merger, that the parties will attempt in good faith to negotiate a stipulation of settlement to be presented to the court for its approval; that the company would be willing to pay attorneys’ fees to plaintiff as may be authorized by the court up to a maximum amount set forth in the memorandum; and that if the settlement is approved by the court all claims against the company or its directors relating to the proposed merger would be released.  Neither the Company nor any member of the Company’s board of directors would be required to provide any other consideration for the settlement.  There can be no assurance that the court will approve the proposed settlement or that any ultimate settlement will be on the same terms as those contemplated by the memorandum.  A copy of the memorandum of understanding is attached as Exhibit 10.1.

Forward-Looking Statements

This report contains forward-looking statements that involve risks and uncertainties concerning Toppan’s proposed acquisition of DuPont Photomasks and the benefits of the pending acquisition. Actual events or results may differ materially from those described in this report due to a number of risks and uncertainties. Potential risks and uncertainties regarding the acquisition include, among others, the required receipt of necessary regulatory approvals, including under applicable antitrust laws, other conditions to the closing of the merger, the possibility that the transaction will not close or that the closing may be delayed, and the effect of the announcement of the merger on DuPont Photomasks’ operating results and customer, supplier, employee and other relationships. More information about potential factors that could affect DuPont Photomasks’ business and financial results is included in DuPont Photomasks’ Annual Report on Form 10-K for the fiscal year ended June 30, 2004 which is on file with the SEC and available at the SEC’s website at www.sec.gov.

The forward-looking statements are made as of the date hereof and Toppan and DuPont Photomasks disclaim any intention or obligation to update or revise any forward-looking statements or to update the reasons why the actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed above in this Report under Item 1.01 with respect to the Supplemental Indenture is hereby incorporated by reference.

Item 9.01         Financial Statements and Exhibits

(c)       Exhibits

Exhibit No.	Description

Exhibit 4.2	Supplemental Indenture dated as of April 4, 2005 between DuPont Photomasks, Inc. and JPMorgan Chase Bank, National Association.

Exhibit 10.1	Memorandum of Understanding dated as of April 1, 2005 between DuPont Photomasks, Inc. and Counsel for Jay Carpenter, Plaintiff, on Behalf of Himself and the Class

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT PHOTOMASKS, INC.

Date: April 5, 2005	/s/ James W. Boeckman
James W. Boeckman
Executive Vice President, General Counsel and Secretary